Exhibit 99.1

UNION FIRST MARKET BANKSHARES CORPORATION

Code of Ethics

For Senior Financial Officers and Directors

Introduction

This Code of Ethics for Senior Financial Officers and Directors (“Code”) has been adopted by the Board of Directors of Union First Market Bankshares Corporation (“Corporation”) to promote honest and ethical conduct, proper disclosure of financial information in the Corporation’s periodic reports, and compliance with applicable laws, rules, and regulations by the Corporation’s directors and senior officers who have financial responsibilities.

Applicability

This Code applies to the Corporation’s directors and its Senior Financial Officers. As used in this Code, the term “Senior Financial Officer” means the Corporation’s Chief Executive Officer, Chief Financial Officer, Director of Financial Reporting, Director of General Accounting, Controller, Assistant Controller, the Chief Audit Executive and Treasurer.

Principles and Practices

In performing his or her duties, each of the Senior Financial Officers and directors must:

(1)	Maintain high standards of honest and ethical conduct and avoid any actual or apparent conflict of interest as set forth in the Corporation’s Code of Business Conduct and Ethics adopted in February 2008;

(2)	Report to the Audit Committee of the Board of Directors any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to a conflict involving any management or other employees who have a significant role in the Corporation’s financial reporting, disclosures, or internal controls;

(3)	Provide, or cause to be provided, full, fair, accurate, timely and understandable disclosure in reports and documents that the Corporation files with or submits to the Securities and Exchange Commission and in other public communications;

(4)	Comply and take all reasonable actions to cause others to comply with applicable governmental laws, rules, and regulations; and

(5)	Promptly report violations of this Code to the Audit Committee.

The Corporation’s directors and its Senior Financial Officers must also comply with the Code of Business Conduct and Ethics adopted in February 2008, as the same may be amended from time to time, applicable to the Corporation’s directors, officers, and employees generally.

Waiver

Any request for a waiver of any provision of this Code must be in writing and addressed to the Audit Committee. Any waiver of this Code will be disclosed promptly on Form 8-K or any other means approved by the Securities and Exchange Commission.

Compliance and Accountability

The Audit Committee will assess compliance with this Code, report material violations to the Board of Directors and recommend to the Board appropriate action.